Exhibit 10.76

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of September 30, 2014 by and between CD International Enterprises, Inc., a Florida corporation (the “Company”), and Manuel Mustafa (“Executive”).

WITNESSETH:

WHEREAS, Executive wishes to be employed by the Company with the duties and responsibilities as hereinafter described, and the Company desires to assure itself of the availability of Executive’s services in such capacity.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.           EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, upon the terms and conditions hereinafter set forth.

2.           TERM. The employment of Executive by the Company pursuant to this Agreement shall be for a thirty six (36) month period commencing on October 1, 2014 (the “Employment Term”).

3.           DUTIES. Executive shall, subject to overall direction consistent with the legal authority of the Board of Directors of the Company (the “Board”), serve as, and have all power and authority inherent in the office of President of CDII Minerals, Inc. (“CDII Minerals) and EM Resource Enterprises, Inc.  (“EM”), respectively, wholly owned subsidiaries of the Company.  Executive shall also be appointed to the Board of the Company.  Executive shall be responsible for the entire mineral and trading operations of the Company during the Employment Term. Executive shall devote substantially all his business time and efforts to the business of the Company, CDII Minerals and EM; provided, however, that it is understood and agreed that, while Executive may devote time to other business matters in which he may have an interest, in the event of a conflict, Executive’s first and primary responsibility shall be to the performance of his duties for the Company, CDII Minerals, and EM.

4.           COMPENSATION AND OTHER PROVISIONS. Executive shall be entitled to the compensation and benefits hereinafter described in subparagraphs (A) through (D) (such compensation and benefits being hereinafter referred to as “Compensation Benefits”).

A.      BASE SALARY. The Company shall pay to Executive a base salary (the “Base Salary”) of $360,000 per annum for the period commencing on October 1, 2014 and ending on September 30, 2017.  The Base Salary shall be paid through cash flow of EM operations.

B.      STOCK OPTIONS.  During the Employment Term, Executive shall receive options to purchase 3 million shares of the Company's common stock per year starting October 1, 2014.  The options are available to  be fully vested as of October 1, 2017.  The exercise price shall be the average closing price of CDII common stock 10 trading days prior to September 30, 2014.

C.      COMPENSATION ADJUSTMENT. The Base Salary and Executive’s other compensation will be reviewed by the Board of Directors of the Company (the “Board”) at least annually and may be increased (but not decreased) from time to time as the Board may determine.

D.      PARTICIPATION IN BENEFIT PLANS. During the Employment Term, Executive shall be eligible to participate in all Executive benefit plans and arrangements now in effect or which may hereafter be established, including, without limitation, all life, group insurance and medical care plans and all disability, retirement and other executive benefit plans of the Company.  Should the Executive not want to participate in the Company’s health plan, the Company will reimburse the Executive for the expense incurred in participating in another plan.

E.      BONUS.  Executive shall be entitled to receive annual and/or interim cash bonuses and/or other bonuses (“Bonus Payments”) when and in such amounts as may be determined by the Board, pursuant to a recommendation by the compensation committee of the Board. The Board shall meet at least annually to review Executive’s Bonus Payments and such Bonus Payments shall be based upon Executive’s performance of the duties assigned to him by the Board, the Company’s satisfaction of stated performance objectives known to Executive and/or other relevant factors.
F.

G.      INDEMNIFICATION. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction of Executive while employed by the Company or, as an officer or director of any other entity affiliated with the Company, or as a fiduciary of any benefit plan.  The Company shall include the Executive under the Company’s D&O liability insurance in the same amount and to the same extent as the Company covers its other officers and directors both (i) during the Employment Term, and (ii) for a five (5) year period after the Employment Term.  Notwithstanding anything herein to the contrary, the Company further agrees to pay, indemnify, defend and hold Executive  harmless from and against any and all any and all losses, claims, actions, causes of action, demands, damages, judgments, settlements, liabilities, deficiencies, costs and expenses (including, without limitation, reasonable attorney’s fees), whatsoever, incurred, sustained, or suffered by Executive as a result of any activity of the Company, including any associated with Taxes of the Company, occurring  prior to the date hereof.  “Taxes” shall mean all taxes, charges, fees, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, or gross receipts, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority upon, or payable by, the Company.

5.           TERMINATION. Executive’s employment hereunder shall terminate as a result of any of the following events:

A.      Executive’s death;

B.      Executive shall be unable to perform his duties hereunder by reason of illness, accident or other physical or mental disability for a continuous period of at least three (3) months or an aggregate of nine (9) months during any continuous eighteen (18) month period, as determined by Executive’s regular physician (“Disability”);

C.      voluntary resignation by Executive; or

termination by the Company with Cause, where “Cause” shall mean: (i) final non-appealable adjudication of Executive of a felony, which would have a material or adverse effect on the business of the Company; or (ii) the determination of the Board (other than Executive) that Executive has engaged in documented gross negligence , which has a continuing material adverse effect on the business of the Company, provided, however, that the Company shall notify Executive of such gross negligence in writing and Executive shall have thirty (30) days to cure.

Any termination pursuant to subparagraph B, or D of this Section shall be communicated by a written notice (“Notice of Termination”), such notice to set forth with specificity the grounds for termination if termination is for “Cause”.  Executive’s employment under this Agreement shall be deemed to have terminated as follows: (i) if Executive’s employment is terminated pursuant to subparagraph A above, on the date of his death; (ii) if Executive’s employment is terminated pursuant to subparagraph B, or D  above, on the date the Notice of Termination is received by Executive (subject to cure); and (iii) if Executive’s employment is terminated pursuant to subparagraph C above, thirty (30) days after the date on which the Company receives Notice of Termination from Executive. The date on which termination is deemed to have occurred pursuant to this paragraph is hereinafter referred to as the “Date of Termination”. If the Notice of Termination is sent to Executive by Company, then it shall be sent to Executive pursuant to the terms set forth in Section 14 of this Agreement.

6.           PAYMENTS ON TERMINATION. In the event that Executive’s employment is terminated pursuant to Sections 5 A, or B above, the Company shall pay to Executive and or his estate, (i) all of the Compensation Benefits Executive is entitled to through the Date of Termination (ii) all Incentive Compensation, benefits and other compensation, if any, due and owing as of the Date of Termination, and (iii) any Severance Payments that the Executive may be entitled to pursuant to Section 15(C).

7.           LIFE INSURANCE. If requested by the Company, Executive shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company to obtain life insurance on the life of Executive for the benefit of the Company.

8.           REPRESENTATIONS AND WARRANTIES. Executive represents and warrants to the Company that he is under no contractual or other restriction or obligation that would prevent the performance of his duties hereunder or interfere with the rights of the Company hereunder.
9.

10.           DISCLOSURE AND PROTECTION OF CONFIDENTIAL INFORMATION.

A.      For purposes of this Agreement, “Confidential Information” means knowledge, information and material which is proprietary to the Company, of which Executive may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Executive).  Confidential Information includes, but is not limited to, (i) technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques, and (ii) marketing and other information, such as supplier lists, customer lists, marketing and business plans, business or technical needs of customers, consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data.  Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.  Notwithstanding the foregoing, any information which is or becomes available to the general public other than by breach of this Section 9 shall not constitute Confidential Information for purposes of this Agreement.

B.      During the period in which the Executive is employed by the Company and for two (2) years thereafter, Executive agrees, to hold in confidence all Confidential Information and not to use such information for Executive’s own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Executive’s work for the Company or as required by law.

C.      Executive will abide by any and all policies and procedures, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in, or improvements that could be made to, such policies and procedures.

D.      Executive will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency which requires or may require the disclosure or other transfer of Confidential Information.

E.      Upon termination of Executive’s employment with the Company, Executive will deliver to the Company or destroy (at Executive’s election) any and all records and tangible property that contain Confidential Information that are in his possession or under his control.

11.           INTENTIONALLY DELETED.

12.           AVAILABILITY OF INJUNCTIVE RELIEF. Executive acknowledges and agrees that any breach by him of the provisions of Sections 9 hereof will cause the Company irreparable injury and damage for which it cannot be adequately compensated in damages.  Executive therefore expressly agrees that the Company shall be entitled to seek injunctive and/or other equitable relief, on a temporary or permanent basis to prevent an anticipatory or continuing breach of this Agreement. Nothing herein shall be construed as a waiver by the Company of any right it may have or hereafter acquired to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of it.

13.           SURVIVAL. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Executive’s termination of employment, irrespective of any investigation made by or on behalf of any party.

14.           MODIFICATION. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

15.           NOTICES. Any notice required or permitted hereunder shall be deemed validly given if delivered by hand, verified overnight delivery, or by first class, certified mail to the following addresses (or to such other address as the addressee shall notify in writing to the other party):

If to Executive                                           Manuel Mustafa
550 Biltmore Way, Suite 200
Coral Gables, FL 33134

If to the Company:                                431 Fairway Drive, Suite 200
Deerfield Beach, FL 33441

16.           SEVERANCE PROVISIONS. Upon the occurrence of a Triggering Event, as hereinafter defined, Executive shall be entitled to the immediate receipt of all Severance Payments from the Company in accordance with the terms hereinafter set forth:

A.      TRIGGERING EVENT. The occurrence of any of the following events shall be defined as a “Triggering Event” for purposes of this Agreement:

i.           The Company’s termination of Executive’s employment for any reason whatsoever (other than for Cause);

ii.           The voluntary resignation of Executive for "good reason", which for purposes hereof shall include, without limitation, (i) a demotion, (ii) a reduction in salary, benefits, bonuses, incentives or perquisites, or (iii) the relocation of the principal office of the Company or the relocation of Executive outside of Broward or Palm Beach Counties, Florida;

iii.           The death or Disability of Executive; or

iv.           A Change of Control..

B.      CHANGE OF CONTROL. For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following events:

i.           Twenty five percent (25%) or more of the Company's voting stock shall be acquired by any person (other than executives of the Company as of the date hereof ), entity or affiliated group;

ii.           If any individuals who at the beginning of any calendar year who were members of the Board ("Incumbent Directors") cease for any reason (other than death) to constitute at least a majority thereof; provided that each new director whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period shall be deemed an Incumbent Director unless such approval was made directly or indirectly in connection with an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board;

iii.           Any merger, consolidation or business combination pursuant to which the Company is not the surviving corporation or twenty five percent (25%) or more of the Company's voting stock shall be owned or controlled by any person (other than executives of the Company as of the date hereof), entity or affiliated group;

iv.           A liquidation or dissolution of the Company; or

v.           The sale of all or substantially all of the Company's assets.

C.      SEVERANCE PAYMENTS. For purposes of this Agreement, the term “Severance Payment” shall mean that:

i.           Executive shall receive a lump sum payment equal to the sum of (i) the product of (x) two (2) and (y) the Executive’s highest annual Base Salary as of the date of termination; and (ii) the product of (x) two (2) and (y) the sum of (A) highest Bonus Payment, (B) highest Incentive Compensation that Executive was entitled to receive pursuant to Exhibit A in respect of any year within the three (3) years preceding the Triggering Event and (C) any other compensation payments the Executive is entitled pursuant to Section 4(D).

SEVERANCE PAYMENT FORMULA:

Severance Payment = [(2)(highest Base Salary)] + [(2)( highest Bonus Payment + other compensation payments)]

ii.           All stock options, warrants, Incentive Compensation other stock appreciation rights and other similar securities shall accelerate and become immediately and fully vested and all conditions applicable to all contingently issued options, warrants, stock appreciation rights and other similar securities shall be deemed waived by the Company.  In addition, the Company will maintain in effect a registration statement covering the Executive’s Shares, as hereinafter defined.

iii.           All common shares underlying any stock options, warrants, Incentive Compensation, or other stock appreciation rights shall be covered by the Company by an effective or current registration statement under the Securities Act of 1933, as amended (the “Securities Act”);

iv.           All Compensation Benefits applicable to Executive and his family members under Sections 4.A, B and C of the Agreement shall continue for a period of two (2) years following the later of (i) the Triggering Event or (ii) the expiration of the Employment Term (as if the Triggering Event had not occurred);

v.           In the event that Severance Payments are deemed to be “excess parachute payments” as defined under Section 280G of the Internal Revenue Code, then the Company shall pay to Executive an additional lump sum cash payment as shall be necessary to provide Executive with the same “after-tax” compensation and benefits as if no such excise tax had been imposed;

vi.           The Company shall pay, as and when due, any and all attorneys’ fees and costs that Executive may incur in connection with the enforcement of his rights under this Agreement or any dispute or settlement in connection herewith;

vii.           Notwithstanding the foregoing, if a Triggering Event occurs on or prior to the first date that an Incentive Compensation payment is to be made to Executive, then the Incentive Compensation for purposes of this Section 15 shall be deemed to be one hundred percent (100%) of Executive’s Base Salary; and

viii.           Severance Payments will not be subject to mitigation in any respect.

D.      COMPLIANCE WITH CODE SECTION 409A.

i.           It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).

ii.           If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.

iii.           If Executive is a “specified Executive,” then no payment or benefit that is payable on account of Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  For purposes of this Section, Executive shall be considered to be a “specified Executive” if, at the time of his or her separation from service, Executive is a “key Executive”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

iv.           Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

v.           For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

E.      INDEPENDENT COUNSEL.  The Company and Executive agree that each of them have been, or were advised and fully understand, that they are entitled to be represented by independent legal counsel with respect to all matters contemplated herein from the commencement of negotiations at all times through the execution hereof

17.           WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing.

18.           BINDING EFFECT. The Company’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon the Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

19.           HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

20.           GOVERNING LAW; VENUE. This Agreement is to be performed in the State of Florida, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Florida, without giving effect to any choice of laws principles. In the event of any litigation arising out of or relating to this Agreement, exclusive venue shall be in Miami-Dade County, Florida.

21.           ENTIRE AGREEMENT. This writing constitutes the binding and entire agreement of the parties superseding and extinguishing all prior agreements or understandings regarding the subject matter hereof, and may not be modified without the written agreement by the parties.

22.           INVALIDITY. The invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

23.           ATTORNEYS’ FEES. If any dispute or litigation arises hereunder between any of the parties hereto, then the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys’ fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding. As used herein, a party shall be deemed “prevailing” when it recovers (i) as to a damage claim, an aggregate of more than fifty percent (50%) of the damages which it seeks among its various asserted claims exclusive of interest, attorney’s fees, costs incurred and exemplary damages and (ii) as to an equity claim, substantial injunctive or other equitable relief upon its asserted claim. Either of the parties herein shall be entitled to request the trier of fact in any dispute, litigation or arbitration between them, to determine which of the parties is “prevailing”.

24.           DAMAGES. The Company and the Executive agree that the Executive will suffer a monetary loss if the common shares underlying the stock options, warrants, Incentive Compensation or other stock appreciation rights owned or held by Executive (the “Executive’s Securities”) are not covered for resale under a current registration statement under the Securities Act. Accordingly, so long as the Company is subject to reporting and filing obligations under the Securities Act of 1934, the Company shall deliver for each thirty (30) consecutive day period that the Executive’s Securities are not covered by a current registration statement (or such lessor pro-rata amount for any period of less than thirty days) to the Executive as Liquidated Damages, an amount equal to five percent (5%) of the total aggregate market value of the Executive’s Securities. The Company must pay the Liquidated Damages in cash.  The Liquidated Damages must be paid within ten (10) days after the end of each thirty (30) day period or shorter part thereof for which Liquidated Damages are payable.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

CD International Enterprises, Inc., a Florida Corporation Name: James Wang Signature: /s/ James Wang Title: CEO

Executive

Manuel Mustafa

Signature: /s/ Manuel Mustafa